Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 2Q Results

VALLEY COTTAGE, NY—August 6, 2019—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues were $3.57 million and $7.06 million for the 3 and 6 months ended June 30, 2019, respectively, an increase of 2.6% and 3.1% over the comparable periods last year. For the same periods in 2019, loss from operations was approximately ($56,700) and ($248,300), respectively, versus approximately ($128,400) and ($475,600) for the comparable 2018 periods. Cash and cash equivalents at the end of the six-month period increased $336,300 to $8.40 million versus the 2018 year-end balance of $8.07 million.

Jerry Flum, CEO, said, “While our sales growth remains sluggish in the present economic environment as the sales cycle has lengthened, our loss from operations for the 3 and 6 months ended June 30, 2019 decreased from the same periods last year and continued to show improvement between the first and second quarters of 2019, reflecting continued positive results from our investment in infrastructure and new data. We continue to remain debt free, thus providing us with financial flexibility.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2019 AND 2018
(Unaudited)

	3 Months Ended June 30,		6 Months Ended June 30,
	2019	2018	2019	2018

Operating revenues	$3,567,531	$3,477,823	$7,063,340	$6,849,747

Operating expenses:
Data and product costs	1,426,497	1,413,694	2,895,490	2,897,685
Selling, general and administrative expenses	2,147,733	2,150,490	4,315,144	4,338,614
Depreciation and amortization	50,045	42,039	101,034	89,087

Total operating expenses	3,624,275	3,606,223	7,311,668	7,325,386

Loss from operations	(56,744)	(128,400)	(248,328)	(475,639)
Other income, net	43,209	30,602	84,099	51,644

Loss before income taxes	(13,535)	(97,798)	(164,229)	(423,995)
Benefit from income taxes	2,005	10,961	16,231	81,722

Net loss	$(11,530)	$(86,837)	$(147,998)	$(342,273)

Net loss per share:
Basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.03)

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
JUNE 30, 2019 AND DECEMBER 31, 2018

	June 30, 2019	December 31, 2018
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$8,403,179	$8,066,899
Accounts receivable, net of allowance	1,928,960	2,454,585
Other current assets	832,965	561,861

Total current assets	11,165,104	11,083,345

Property and equipment, net	554,820	543,762
Operating lease right-of-use asset	2,469,025	--
Goodwill	1,954,460	1,954,460
Other assets	31,607	35,613

Total assets	$16,175,016	$13,617,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Unexpired subscription revenue	$8,860,837	$8,560,316
Accounts payable	126,553	94,767
Current portion of operating lease liability	140,217	--
Accrued expenses	1,131,349	1,311,218

Total current liabilities	10,258,956	9,966,301

Deferred taxes on income, net	473,194	490,381
Unexpired subscription revenue, less current portion	229,524	178,129
Operating lease liability, less current portion	2,375,451	--
Other liabilities	--	24,537

Total liabilities	13,337,125	10,659,348

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,678,817	29,650,760
Accumulated deficit	(26,948,150)	(26,800,152)

Total stockholders’ equity	2,837,891	2,957,832

Total liabilities and stockholders’ equity	$16,175,016	$13,617,180

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus, such as Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects a significant amount of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.